EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Paul K. Suijk Senior Vice President and CFO (804) 287-5694

Cadmus Communications Lowers Outlook For Second Quarter

Company Discusses Revenue Growth and

Outlines Items Negatively Impacting Second Quarter Earnings

Richmond, Virginia (January 23, 2006) — Cadmus Communications Corporation (NASDAQ/NM: CDMS) today indicated that for its second quarter ended December 31, 2005, the Company achieved strong year over year growth in net sales on a consolidated basis and in both its Publisher Services and its Specialty Packaging segments. However, the Company also announced that operational inefficiencies and capacity constraints relating to the Company’s equipment replacement plan led to substantially higher costs. As a result, the Company expects earnings per share to be well below previous targets for the quarter and prior year1 results.

Bruce V. Thomas, president and chief executive officer, remarked, “In our Specialty Packaging segment, performance continues to be solid and in line with business plan. In our Publisher Services segment, however, results have been adversely affected by equipment and other delays in our previously announced consolidation of our Lancaster and Science Press operations. These delays have substantially reduced both our available capacity and our operating efficiencies at those sites. In addition, we experienced a significant increase in volume at year end that was both unexpected and disruptive. This combination of reduced capacity and unexpectedly high year-end volume resulted in high levels of overtime, offloading (both within Cadmus and to outside printers) and much reduced efficiencies in nearly all of our printing plants.”

Continuing, Mr. Thomas said, “Despite these operating challenges, we were able to meet the year-end scheduling requirements of nearly all of our customers and we are encouraged by demand and revenue trends in our business. We have a detailed plan in place and we have added additional resources to address the delays in our consolidation and to get back on schedule as quickly as possible. Despite its effect on short-term results, we firmly believe that this equipment replacement and consolidation plan, once fully implemented, will generate the $12-15 million of annual EBITDA2 savings we had originally planned and will create significant long-term value for our shareholders.”

Paul K. Suijk, senior vice president and chief financial officer, stated “We are working diligently to overcome equipment delays and to get our equipment upgrade plan back on schedule. At this point, we are three to four months behind schedule. Until we get all equipment installed and operational and Lancaster and Science Press fully consolidated, we will continue to experience capacity issues and related inefficiencies. For our second quarter, we are expecting adjusted earnings per share, excluding restructuring and other charges, in the range of $0.20 to $0.22 per share. In our earnings release and conference call scheduled for February 2, 2006, we will provide further details on the impact of these items on the second quarter and additional information on our outlook for the balance of the fiscal year.”

[1]	For the quarter ended December 31, 2004, the Company reported earnings per share of $0.37.
[2]	The Company defines EBITDA as earnings before interest, taxes, depreciation, and amortization. The Company also excludes the impact of restructuring and other charges from the computation.

“Cadmus…Serving Education, Science, Health”

Cadmus Communications Corporation provides end-to-end, integrated graphic communications services to professional publishers, not-for-profit societies and corporations. Cadmus is the world’s largest provider of content management and production services to scientific, technical and medical journal publishers, the fifth largest periodicals printer in North America, and a leading provider of specialty packaging and promotional printing services. Additional information about Cadmus is available at www.cadmus.com.

Statements contained in this release relating to Cadmus’ future prospects and performance are “forward-looking statements” that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Factors that could cause actual results to differ materially from management’s expectations include but are not limited to: (1) the overall economic environment, (2) the equity market performance and interest rate environment, which can impact our pension liability, (3) the impact of price increases for energy and other materials and services affected by higher oil and fuel prices, (4) our ability to grow revenue and market share in the educational market, (5) significant price pressure in the markets in which we compete, (6) the loss of significant customers or the decrease in demand from customers, (7) our ability to continue to obtain improved efficiencies and lower production costs, (8) the financial condition and ability to pay of certain customers, (9) our ability to implement and realize the expected benefits associated with our equipment upgrade program, including our ability to successfully complete certain consolidation initiatives and effect other restructuring actions, (10) our ability to operate effectively in markets outside of North America, and (11) our ability to realize the tax benefits associated with certain transactions. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. The information provided in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements made herein.